Exhibit 99.1

Contacts

Damon Elder	Julie Leber
Spotlight Marketing Communications	Spotlight Marketing Communications
949.427.5172 ext. 702	949.427.5172, ext. 703
damon@spotlightmarcom.com	julie@spotlightmarcom.com

Strategic Storage Growth Trust, Inc. Acquires Newly Converted

Self Storage Facility in Garden Grove, Calif.

LADERA RANCH, Calif. – (March 22, 2017) – Strategic Storage Growth Trust, Inc., a public non-traded REIT sponsored by SmartStop Asset Management, LLC, announced today its purchase of a newly converted, 900-unit self storage facility that opened in March in Garden Grove, Calif. for $18.4 million.

Located at 12321 Western Ave., the approximately 3-acre property includes roughly 95,000 rentable square feet and 59 RV storage spaces.

“This self storage facility is well located in a highly populated urban area that we believe has a consistent demand for storage space,” said H. Michael Schwartz, chairman and chief executive officer. “We couldn’t be more pleased to expand the Strategic Storage Growth Trust portfolio with this attractive acquisition.”

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 16 operating self storage facilities located in seven states comprising approximately 11,000 self storage units and approximately 1.3 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rental square feet of storage space once completed, and one development property in Asheville, North Carolina which will be comprised of approximately 650 self storage units and 72,000 net rental square feet of storage space once completed.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has a managed portfolio that currently includes more than 66,000 self storage units and 7.7 million rentable square feet and approximately $1 billion of real estate assets under management. The company is the asset manager for 104 self storage facilities located throughout the United States and Toronto, Canada and one student housing facility. SmartStop is the sponsor of Strategic Storage Trust II, Inc., Strategic Storage Growth Trust, Inc. and Strategic Storage Trust IV, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

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This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSGT’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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